Exhibit 1.1

TELÉFONOS DE MÉXICO, S.A.B. DE C.V.

BYLAWS UPDATED AS OF DECEMBER 21, 2007.

ON THE CORPORATION

NAME AND ADDRESS

FIRST. The appearing parties hereby incorporate a Mercantile Stock Corporation with Variable Capital (“Sociedad Anónima Mercantil de Capital Variable”) called “TELEFONOS DE MEXICO”. The words “SOCIEDAD ANONIMA BURSATIL DE CAPITAL VARIABLE” or the letters “S.A.B. de C.V.” shall follow this name.

SECOND. The Corporation’s domicile is Mexico City, Federal District; however, it may set up offices, branches or agencies anywhere in the Mexican Republic or abroad.

ON THE CORPORATE PURPOSE, DURATION,

NATIONALITY AND CAPITAL STOCK

THIRD. The corporate purpose of the Corporation shall be the following:

a) Build, install, maintain, operate and exploit a telephone and telecommunications public network to provide the public service of carrying voice, sound, data, text and image signals locally, and national and international long distance and the basic telephony public service.

b) Acquire direct ownership of real property, subject to provisions under Article 27 of the Political Constitution of the United Mexican States and the Foreign Investment Law and its Regulations.

c) Lease all kinds of property and enter all kinds of legal acts to obtain or grant the use or the use and enjoyment of the real property.

d) Acquire, sell and enter all kinds of legal acts whose objective is real estate, machinery, equipment and tools that may be necessary or convenient to reach the corporate purpose.

e) Acquire, sell and enter any and all kinds of legal acts on all kinds of actions, corporate interest and participation in Mexican or foreign corporations.

f) Enter any and all legal acts whose purpose is to obtain credits or rights.

g) Enter any and all legal acts related to patents, brands and trade names.

h) Provide and receive all kinds of advisory, technical, scientific and administrative services.

i) Issue bonds and debentures.

j) Establish branch offices, agencies and offices in the Mexican Republic or abroad.

k) Act as agent, representative or commission agent of Mexican or foreign individuals or corporations.

l) Lend or borrow money as a loan.

m) Accept, subscribe, guarantee or endorse all kinds of credit instruments.

n) Give all kinds of securities including the making of real rights and fiduciary right that may be necessary and convenient to meet the corporate purpose.

ñ) Secure by any and all legal means, including the creation of rights in rem and fiduciary rights, the obligations of Mexican or foreign individuals or corporations, and become a joint debtor with Mexican or foreign individuals or corporations.

o) Enter any and all acts or contracts related to the corporate purpose and which are legal for a corporation.

FOURTH. The duration of the corporation shall be one hundred (100) years beginning on the date of this deed.

FIFTH. This is a Mexican Corporation. All foreigners who during its incorporation or at any time thereafter acquire an interest or equity in the Corporation, by this simple act shall be considered to be Mexican regarding one and the other, and it shall be understood that they agree not to invoke the protection of their government, subject to the penalty of forfeiting such interest or equity in favor of the Mexican Nation, in the event of non-compliance with this agreement.

This corporation shall not, in connection with the validity, interpretation or compliance with the concession that the Mexican Federal Government may grant this corporation, to build, install, maintain, operate and exploit a telephone pubic network through which it shall provide the public service of carrying voice, sound, data, text and image signals local and national and international long distance and the basic telephony public service, have greater rights or resources than those granted by the Mexican laws to Mexicans and therefore it binds itself to not request or accept, for all matters related to the operation and exploitation of the services given under that concession, the diplomatic intervention of a foreign country, or of any international public of private entity, subject to the penalty of forfeiting for the benefit of the Mexican Nation, all the goods and rights it has acquired to build, establish and exploit the communications network and the services under that concession.

In no event may it directly or indirectly assign, mortgage or in any way encumber or alienate the concession, the rights granted under it, the network, the buildings, stations, ancillary services, agencies or accessories, in favor of a foreign Government or State, nor accept them as partners in this corporation.

SIXTH. The capital stock is variable, with a minimum fixed capital stock of $139,163,691.18 (one hundred thirty-nine million one hundred sixty-three thousand six hundred ninety one Mexican pesos and eighteen cents) represented by 8,114,596,082 (eight billion one hundred fourteen million five hundred ninety-six thousand eighty two) common Series “AA”, nominative, without par value shares; 461,548,312 (four hundred sixty-one million five hundred forty-eight thousand three hundred twelve) common Series “A”, nominative, without par value shares and 23,655,859,470 (twenty-three billion six hundred fifty-five million eight hundred fifty-nine thousand four hundred seventy) nominative, without par value, limited-voting Series “L” shares; all fully subscribed and paid.”

The maximum capital stock authorized may not exceed ten (10) times the minimum fixed capital. The capital stock shall be represented by Series “AA” shares which shall account for not less than 20% (twenty percent) and not more than 51% (fifty one percent) of the capital stock and they shall represent at all times not less than 51% (fifty one percent) of ordinary shares representing that capital stock. These shall be ordinary, nominative shares without par value which may only be subscribed and acquired by Mexican investors; by Series “A” shares not in excess of 19.6% (nineteen point six percent) of the capital stock and a maximum of 49% (forty nine percent) of ordinary shares into which the capital stock is divided and which shall be ordinary, nominative, unrestricted shares, and by Series “L”, unrestricted shares with limited voting rights, which together with Series “A” shares may not exceed 80% (eighty percent) of capital stock.

Every time the capital stock is increased, such increase shall be represented proportionately by Series “AA” subseries, by Series “A” subseries and by Series “L” subseries, which shall represent totally and exclusively the pertinent increase. The Corporation may issue non-subscribed shares of any series comprising the variable portion of the capital stock, and these shall be kept at the Treasury, to be distributed as the subscription is carried out.

A minimum of 51% (fifty one percent) of the ordinary shares, into which the capital stock is divided, must be subscribed by Mexican investors. These shall be Series “AA” shares. Up to 49% (forty nine percent) of the remaining shares, represented by Series “A” shares, may be acquired by Mexican investors and by foreign individuals or corporations and economic entities or by Mexican companies with foreign held majority capital interest or where foreigners have the authority, by whatever right, to control the management of the Corporation.

Series “AA” and “A” ordinary shares jointly may not represent more than 51% (fifty one percent) of the shares into which capital stock is divided.

Series “L” shares may be unrestricted and therefore may be acquired by Mexican investors or by foreign individuals or companies and economic entities or by Mexican corporations with foreign held majority capital share, or where foreigners have the authority, by whatever right, to control the management of the Corporation.

The Series “AA” shares may only be subscribed by Mexican investors and shall represent at all times, a percentage that may not be less than 20% (twenty percent) of the capital stock. The unrestricted Series “A” and Series “L” shares jointly may not represent more than 80% (eighty percent) of the capital stock.

Series “AA” shares shall only be subscribed or acquired by:

a) Mexican individuals.

b) Mexican corporations whose articles of incorporation have a foreigners-exclusion clause, whose partners or stockholders may only be Mexican individuals and/or Mexican corporations whose articles of incorporation have, in turn, a foreigners-exclusion clause.

c) Mexican corporations whose articles of incorporation set forth that at least 51% (fifty one percent) of their capital stock shall only be subscribed or acquired by (i) Mexican individuals and/or (ii) Mexican corporations whose articles of incorporation have a foreigners-exclusion clause, whose partners or stockholders may only be Mexican individuals and/or corporations whose articles of incorporation have, in turn, a foreigners-exclusion clause, and/or (iii) Mexican corporations that admit minority foreign participation, provided in this latter case, that the shares representing the capital stock of those corporations are listed in the Bolsa Mexicana de Valores, S.A. de C.V. (Mexican Stock Exchange), and had been listed prior to November 15 (Fifteen), 1990 (nineteen ninety).

d) Mexican credit, insurance and bond institutions, and Mexican investment companies operating pursuant to the Investment Companies Act, provided that the shares or patrimonial contribution certificates of the corresponding institution or corporation are listed in the Bolsa Mexicana de Valores, S.A. de C.V. and had been listed prior to November 15, 1990.

e) Trusts expressly approved to acquire Series “AA” shares by the pertinent authorities in accordance with the Law to Promote Mexican Investment and Regulate Foreign Investment and its Regulations, in which (i) the individuals or corporations meeting the requirements stated in paragraphs a), b) and d) herein above have the majority of the beneficiary rights, or (ii) Series “AA” shares subject matter of the trust represent a minority of the representative shares of such Series and have to be voted by the trustee in the same way as the majority of Series “AA” shares.

The paragraph preceding this Clause and its paragraphs a) through e) shall not be amended without previous authorization from the Secretaries of Communications and Transport and of Trade and Industrial Promotion.

Foreign Governments or States may not acquire the shares issued by the Corporation and should this occur, they shall be null and void for their holder as of the time of acquisition.

SEVENTH. All shares shall have the same rights, within their corresponding series. Each Series “AA” and “A” ordinary share has the right to one vote at the General Stockholders’ Meetings. Series “L” shares only have the limited right to vote on those matters specified in these By-laws and which shall be transcribed on the share certificates. If authorized by the Board of Directors, the share certificates shall be hand-signed by any two Directors or shall bear a printed facsimile thereof. In this latter case, the original signatures shall be filed with the Section of Commerce of the corresponding Property Registry Bureau. The share certificates shall be numbered consecutively and may cover one or several shares and shall contain dividend payment coupons. The share certificates or the provisional certificates must contain all the information required by Article one hundred and twenty-five (125) of the General Corporations Law and also clause fifth (5th) hereof.

EIGHTH. Series “L” shares only have the right to vote on the following matters: transformation of the Corporation, merger with another Corporation as merged Corporation or merger with another Corporation as surviving Corporation when the merged corporation’s corporate purpose is not related or connected to those of the surviving Corporation and the cancellation of registration of the shares issued by the Corporation in the securities or special sections of the National Registry of Securities and in other foreign Stock Exchanges where they are listed.

Series “L” shares, on the basis of a resolution adopted by a Special Stockholders’ Meeting called for such purpose, shall be entitled to appoint two (2) Directors and the corresponding Alternate Directors, to sit on the Corporation’s Board of Directors.

Whomever shall be authorized therefor by the Special Stockholders’ Meeting referred to in the preceding paragraph shall inform in writing to the Corporation’s Chairman and/or Co-Chairman of the Board and/or the entity determined by that Stockholders’ Meeting, the names of the persons who have been elected by Series “L” shares to act as Directors and Alternate Directors of the Board of Directors.

NINTH. Effective on the date of this deed and at the request of the corresponding stockholders, the shares comprising the Corporation’s Series “A” shares may be exchanged at par for Series “L” shares by handing over the former to the Corporation’s Treasury and by canceling them.

TENTH. Effective January 1st, 2001 (January first, two thousand and one), at the request of the relevant stockholders, they may exchange their Series “L” shares for Series “AA” shares, if the shareholder in question is Mexican and, after complying with the requirements set forth, and to be set forth in the relevant ruling provisions, as the case may be, and if the corresponding shareholder is a foreigner, after handing them over to the Corporation’s Treasury.

In case several stockholders request an exchange of their Series “L” shares for Series “AA” shares on the same date, and there are not sufficient “AA” shares at the Corporation’s Treasury to meet such requests, the exchange shall be carried out amongst all the corresponding stockholders, in proportion to the number of shares requested by each applicant.

ELEVENTH. Effective on the date of this deed, at the request of Series “AA” stockholders, such shares may be exchanged at par for Series “L” shares, provided that after such exchange, the percentage of Series “AA” shares 1does not represent less than 20% (twenty percent) of the capital stock, by handing over the former to the Corporation’s Treasury.

TWELFTH. The Corporation shall maintain a Stockholders register and shall consider as owners of shares those who are so determined therein. At the request of any interested party and subject to the required proof, the Corporation must record in said register the transfers that may be carried out, provided they comply with the provisions under this Clause and all the other applicable legal provisions.

Pursuant to the terms of Article 48 (forty eight) of the Securities Market Law, as a measure to prevent the acquisition of shares that grant directly or indirectly, the Control of the Corporation to third parties or the stockholders themselves, and pursuant to Article 130 of the General Corporations Law it is established that the acquisition of the shares issued by the Corporation, or of titles or instruments issued based on those shares, or of rights over those shares, may only be carried out subject to previous authorization from the Board of Directors if the number of shares to be assigned or acquired, in an act or several acts, without time limitations, or of a group of inter-related shareholders, acting in accord, represents ten per cent (10%) or more of the shares with voting rights issued by the Corporation.

For the purpose herein above, the individual or group of individuals interested in acquiring an equity interest equal or higher than ten per cent (10%) of the shares with voting right issued by the Corporation shall submit their authorization request in writing and addressed to the Chairman and the Secretary of the Board of Directors of the Corporation. This application shall include at least the following information: (i) the number and class of shares issued by the Corporation owned by the person or group of persons that intend to carry out this acquisition; (ii) the number and class of shares subject matter of this acquisition; (iii) the identity and nationality of each one of the potential acquirers; and (iv) statement of whether there is the intention of acquiring a significant influence, pursuant to the definition of this term under the Securities Market Law, or of Control of the Corporation, pursuant to the term as defined hereinafter. With respect to the above, it is understood that the Board of Directors may request additional information it deems necessary or convenient in order to make a decision.

If in accordance with the terms under this Clause the Board of Directors denies the authorization, it shall appoint one or more buyers of the shares, who shall pay the interested party the price registered at the stock exchange. In the event that the shares have not been registered in the National Security Register, the price to be paid shall be set pursuant to the aforementioned Article 130 (one hundred and thirty) under the General Corporations Law.

The Board of Directors shall make its decision in a term not in excess of three months beginning on the date in which the corresponding application was filed or the date in which it receives the additional information it requested, as the case may be and, in any event, it shall consider the following: (i) the criteria that better serve the Corporation, its operations and the long term vision of the Corporation’s and its Subsidiaries’ activities; (ii) that one or more shareholders of the Corporation, other than the person that intends to obtain control, are not excluded from the economic benefits, which in their case are generated by the application of this Clause; and (iii) that the taking of Control of the Corporation is not absolutely restricted.

The Corporation may not take measures that invalidate the exercising of the acquirer’s patrimonial rights, nor that violate the provisions under the Law for the mandatory acquisition public offerings. Nevertheless, each one of the persons that acquires shares, titles, instruments or capital stock of the Corporation, violating the paragraph above, shall be bound to pay liquidated damages to the Corporation for an amount equivalent to the price of the total shares, titles or instruments that represent capital stock of the corporation that they directly or indirectly own, or which have been the subject matter of a forbidden operation. If the operations that gave place to the acquisition of a percentage of the shares, titles, instruments or rights representative of capital stock of the Corporation that is higher than 10% (ten per cent) of the capital stock, and this is done gratuitously, the liquidated damages shall be equivalent to the market value of those shares, titles or instruments, provided the authorization mentioned under this clause was not given.

While the Corporation keeps the shares issued, registered in the National Securities Register, if the transactions are carried out through the Securities Exchange, the previous requirement, shall also be bound to the rules that as the case may be, are established under the Securities Market Law or those that form it, issued by the National Banking and Securities Commission. For clarity purposes, it is stated that the assignment of shares of the Corporation that do not imply that the same person or group of persons acting together in agreement, acquire a participation that is equal or higher than ten per cent (10%) of the shares with voting rights of the Corporation and that are exchanged through a stock exchange, shall not require prior authorization from the Corporation’s Board of Directors.

The person or group of persons that being bound to make an acquisition public offering, do not do it or that obtain Control of the Corporation violating Article 98 of the Securities Market Law, may not exercise the partnership rights derived from the shares acquired in violation of those provisions, nor of those they acquire hereinafter when they fall under the assumed breach status, and therefore the agreements made thereof shall be void. In the event that the acquisition included all the common shares of the Corporation, the holders of all the other series of shares, if any, shall have full voting rights until the corresponding offer is carried out. Acquisitions that violate provisions under Article 98 mentioned herein above shall be affected by voidable action and the person or group of persons that carry them out shall be liable before all other stockholders of the Corporation for damages and losses caused by the breach of the obligations mentioned under the applicable legal provisions.

In addition, in the case of acquisitions to be made through public offerings pursuant to the Securities Market Law, the persons acquiring them shall: (i) comply with the requirements under the ruling provisions in effect, (ii) obtain the corresponding regulatory authorizations and (iii) obtain prior authorization from the Board of Directors, to carry out any and all substitutions of shares that imply ten per cent (10%) or more of the Corporation’s capital stock shares.

Furthermore, a majority of the directors of the Board of Directors who have been elected for that position prior to there being any circumstance that could imply a Change of Control, shall grant their authorization, in writing, through a resolution adopted at a Board of Directors meeting summoned expressly therefore and pursuant to the terms of these bylaws, so that there can be a change of Control in the Corporation.

The provisions under this Clause do not preclude in any way, and are applicable in addition to the notices, notifications and/or authorizations the potential acquirers should submit or obtain pursuant to the regulating provisions in effect.

“Control” or “to control” means the capacity of a person or group of persons to carry out any of the following actions: (i) impose, directly or indirectly decisions at the General Stockholders’, or partners’ or equivalent entities’ Meetings, or appoint or dismiss the majority of the Directors, managers or their equivalent; (ii) hold title to the rights that directly or indirectly allow the exercise of the vote of more than fifty per cent (50%) of the capital stock; or (iii) directly or indirectly be in charge of the Corporation’s management, strategy or main policies, whether this is done through the ownership of the securities, by contract or in any other manner.

Acquisitions made in violation of the provision stated herein above may not be registered in the Corporation’s Stockholders’ Register Book.

The Board of Directors may determine if any person is acting jointly or in a coordinated manner for the purpose regulated under this Clause. If the Board of Directors adopts this decision, the persons in question shall be deemed to be a single person pursuant to this Clause.

While Corporation’s shares are registered in the National Securities Register, pursuant to the Securities Market Law and the general provisions thereto issued by the National Banking and Securities Commission, in case the registration of the Corporation’s shares is cancelled at the Securities Section of that Register, whether this is done by request of the Corporation itself or by resolution adopted by the National Banking and Securities Commission pursuant to the law, the Corporation binds itself to make an acquisition’s public offering pursuant to Article 108 of the Securities Market Law, exclusively addressed to the stockholders or the holders of the credit titles represented by those shares, and who are not part of the group of persons who have the Corporation’s control (i) as of the date of the requirement of the National Banking and Securities Commission in case of cancellation of the registry done pursuant to a resolution of that Commission or (ii) on the date of the resolution adopted by the General Extraordinary Stockholders’ Meeting, if such is a voluntary cancellation.

The Corporation shall place under a trust for a minimum six (6) month period, beginning on the cancellation date, the necessary funds to buy at the same price of the offer, the shares of the stockholders who did not attend the meeting or did not accept this offer, in the event that after the purchase public offer has been made and prior to the cancellation of the registry of the shares representing the capital stock of the Corporation or other securities issued based on these shares in the National Securities Register, the Corporation has been unable to obtain 100% (one hundred per cent) of the capital stock paid.

The purchase public offering mentioned herein above shall be made at least at the higher price of: (i) the quotation value and (ii) the book value of the shares or titles representing those shares in accordance with the last quarterly report submitted to this Commission and to the stock exchange before the offering begins, which may be adjusted when this value has been modified in accordance with criteria applicable to the determination of relevant information, in which case, the most recent information the Corporation has shall be taken into account, together with a certification made by an empowered executive of the Corporation, regarding the determination of that book value.

For the purpose herein above, the quotation value shall be the average weighted price by volume of the transactions that have been carried out during the last thirty (30) days in which the shares of the Corporation or credit titles that represent those shares were traded, prior to the beginning of the offer for a period that may not be longer than six (6) months. If the number of days in which those shares or titles representing those shares have been traded, during the period mentioned herein above, is less than thirty (30), the days in which they were actually traded shall be taken into account. If the shares have not been traded at all during that period, the book value shall be taken into account.

The National Banking and Securities Commission, upon resolving the authorization of the purchase public offer with the intent to cancel the aforementioned registry, may authorize a different price. It shall not be necessary to carry out the public bid if the consent of all the stockholders for the cancellation is accredited. Aside from any other requirement established under the Securities Market Law and other applicable provisions to that effect, in order to cancel the registration required in the National Securities Register of the Corporation’s shares, the following are necessary: (i) prior approval of the National Banking and Securities Commission and (ii) the resolution of the Extraordinary Stockholders’ Meeting with a minimum voting quorum of 95% (ninety five per cent) of the capital stock.

Corporations controlled by the Corporation may not directly or indirectly acquire, shares representing the Capital Stock, or credit titles that represent those shares, except if the acquisitions are made through mutual funds.

THIRTEENTH.- The variable capital of the Corporation may be increased or decreased without having to amend the bylaws, with the only formality being that the increases or decreases be resolved at the Extraordinary Stockholders’ Meeting and that they be registered before a Notary Public, without having to certify the corresponding deed testimony in the Commerce Section of the corresponding Property and Commerce Public Registry; except in the case of the increases or decreases referred to in Article 56 of the Securities Market Law, in which cases the approval or certification mentioned herein above will not be necessary.

The minimum fixed capital of the Corporation may not be increased or decreased unless it is resolved at an Extraordinary Stockholders’ Meeting and the corresponding bylaws are amended, except when the increases or decreases are as provided under Article 56 of the Securities Market Law.

All capital increases or decreases shall be registered in the Book carried therefor by the Corporation.

A capital stock increase may not be decreed unless all the shares previously issued by the Corporation are fully subscribed and paid.

The Corporation may issue non-subscribed shares for their subsequent placement amongst the public pursuant to the terms and conditions foreseen therefor under Article 53 of the Securities Market Law.

When the capital stock is increased, all stockholders shall enjoy preferential rights to subscribe the shares issued or outstanding, based on the number of the corresponding Series’ shares they hold. The right granted in this paragraph shall be exercised within the thirty (30) calendar days following the day in which the corresponding resolutions are published in the Federal Official Gazette and in another major newspaper in Mexico City, Federal District. This preferential subscription right shall not be applicable in the cases of capital increases derived from the absorption by merger of one or more corporations; the conversion of debentures into shares; the placement of shares acquired by the Corporation that represent its capital stock, pursuant to the terms of Article 56 of the Securities Market Law and these bylaws; the capitalization of the share premiums; undistributed earnings and reserves or other patrimony items; of public offerings of shares pursuant to the terms of the last paragraph of Article 53 of the Securities Market Law, and any other case where the Law allows the non application of the right in question.

A reduction in the variable portion of the capital stock shall be made by proportionately amortizing the shares’ series into which the capital stock is divided, by the amortization of complete shares, by reimbursing them to the stockholders at the market value in the Stock Exchange on the day in which the corresponding capital stock reduction is decreed. The stockholders shall have the right to request at the corresponding Stockholders’ Meeting, the proportional amortization of the shares in question and, if no agreement is reached for that purpose, the shares to be amortized shall be determined by lottery before a Notary Public or public broker.

After the shares to be amortized have been determined, a notice shall be published in the Federal Official Gazette and in another major newspaper of Mexico City, Federal District, stating the number of shares to be withdrawn from the market and the number of share certificates that consequently have to be cancelled or, as the case may be, exchanged and the credit institution in which the amount reimbursed is deposited, and this deposit shall be available to the stockholders as of the date the notice is published onward, without bearing any interest.

The Corporation may acquire shares representing its capital stock, or the credit titles that represent those shares, without applying the prohibition established in the first paragraph of Article 134 of the General Corporations Law and the Corporation should therefor meet to that effect, the requirements and all other applicable provisions under Article 56 of the Securities Market Law. For the Corporation to be able to acquire its own shares, it shall be necessary for the Ordinary General Stockholders’ Meeting to expressly agree, for each fiscal year, the maximum treasury amount to be destined to buy back its own shares or credit titles that represent those shares. The only limitation would be that the sum of the funds to be destined to this end, in no case, may exceed the total balance of the Corporation’s net profits, including retained earnings. Assuming that the acquisition is made with a charge to the stockholders’ equity, the Corporation may keep its shares, without having to make a capital stock reduction, or rather, if it makes it with a charge to the capital stock, the shares shall become non-subscribed shares that it shall keep at the treasury, without the need to have a Stockholders’ Meeting resolution. Its own shares and the credit titles that represent those shares that belong to the Corporation, or as the case may be, the non-subscribed shares issued kept at the treasury, may be placed amongst the investing public, and therefor, it shall not be necessary to have a Stockholders’ Meeting resolution or a Board of Directors’ resolution. While the shares belong to the Corporation, they may not be represented or voted on the Stockholders’ Meetings, nor social or economic rights of any kind may be exercised.

FOURTEENTH. The stockholders of the variable part of the capital stock of the Corporation shall not have the withdrawal rights referred to under Article 220 of the General Corporations Law.

ON THE GENERAL STOCKHOLDERS’ MEETINGS

FIFTEENTH. The General Stockholders’ Meeting is the supreme body of the Corporation, and all others are subordinate to it.

SIXTEENTH. Stockholders’ Meetings shall be Ordinary or Extraordinary and they shall be held at the Corporation’s domicile. The Extraordinary Stockholders’ Meetings shall be those which shall deal with all matters listed in Article one hundred and eighty-two (182) of the General Corporations Law and the cancellation of the registration of shares issued or to be issued by the Corporation in the National Securities Register or in foreign stock exchanges in which the shares into which the capital stock is divided are registered and all other Stockholders’ Meetings shall be Ordinary Stockholders’ Meetings. The Meetings shall only discuss items included in the Agenda.

Special Meetings held by Series “L” stockholders for the purpose of electing the two members of the Board of Directors to which they are entitled, must be annually summoned by the Board of Directors, to be held before the General Ordinary Stockholders’ Meeting. Special Meetings of Series “L” stockholders held exclusively to appoint the members of the Board of Directors they are entitled to, shall be ruled by the conditions set forth in these Bylaws for General Ordinary Stockholders’ Meetings summoned on second call pursuant to the terms under Clause Twenty-Three (23) of these bylaws.

SEVENTEENTH. The Ordinary Stockholders’ Meeting shall be held at least once a year, within four (4) months following the end of the corresponding fiscal year, and in addition to items listed in the Agenda, shall deal with matters listed under Article one hundred and eighty-one (181) of the General Corporations Law. The Extraordinary Stockholders’ Meeting, in addition to provisions under the General Corporations Law, shall meet as follows: a) To approve the transactions, as the case may be, to be carried out by the Corporation or the corporations controlled by it, during a fiscal year, when they represent 20% (twenty per cent or more of the consolidated assets of the Corporation based on the figures corresponding to the immediately prior quarter to the closing, regardless of the manner in which they are executed, whether simultaneously or successively, but which due to its characteristics may be considered to be a single operation. The stockholders that own the shares with voting rights may vote on those Stockholders’ Meetings, including limited or restricted; and b) Comply with any and all other obligations that, as the case may be, are legally required. The Extraordinary Stockholders’ Meeting shall meet provided there is an issue it is responsible for, of those under Article one hundred and eighty-two (182) of the General Corporations Law or the cancellation of the registration in the National Securities Register or foreign stock exchanges where the shares into which the capital stock is divided are listed, of shares issued or to be issued by the Corporation.

EIGHTEENTH. The Stockholders’ Meetings shall be summoned by the Board of Directors, the Chairman of the Board of Directors, the Co-Chairman of the Board of Directors if this position is filled, or by the Committee or Committees that perform the Corporation’s audit functions, or by the Chairman or Chairmen of those committees, or by the secretary of the Board of Directors, or by the judicial authority, as the case may be. The stockholders, owners of those shares with voting rights, even if the rights are limited or restricted, that individually or as a group hold ten per cent (10%) of the Corporation’s capital stock shall have the right to request from the Chairman of the Board of Directors or the Committees that carry out the functions of the Corporation and audit practices, at any time, summon a General Stockholders’ Meeting without having to apply thereto the percentage mentioned under Article 184 of the General Corporations Law.

In addition, the stockholders who own at least one share with voting rights, shall have the right to request that a Stockholders’ Meeting be summoned in the cases and pursuant to the terms foreseen under Article 185 of the General Corporations’ Law.

NINETEENTH. The Stockholders’ Meetings shall be summoned by a notice published, indistinctly, in the Federal Official Gazette or in one of the major newspapers of Mexico City, Federal District, provided this is done at least fifteen (15) calendar days in advance of the date when the meeting shall be held.

The Stockholders of the Corporation shall have the right to have available to them, at the Corporation’s office, the information and the documents related to each one of the items in the corresponding agenda of the Stockholders’ Meetings, free of charge and with at least fifteen (15) calendar days in advance to the date of the Stockholders’ Meeting, and to prevent that issues under the heading of general or equivalent be discussed at the General Stockholders’ Meetings.

TWENTIETH. The summons to the Meetings must state the place, date and hour at which the meeting will be held, the agenda and the signature of the person or persons summoning the Meeting. It shall be understood that if Management is summoning the Meeting, it shall suffice that the Secretary of the Board or its delegate appointed thereto by the Board of Directors itself, sign it and that if the Committee or Committees that carry out the Corporation’s corporate and audit functions summon it, it shall suffice to have the Committee Chairman sign it or the delegate appointed thereto by the Committee in question, as the case may be.

TWENTY-FIRST. A Stockholders’ Meeting may be held without previous notice, as long as all the shares with voting rights on the matters to be discussed and into which capital stock is divided are represented.

TWENTY-SECOND. The Ordinary Stockholders’ Meeting held at first summons shall be considered legally called to order, when at least half of the ordinary shares representing the capital stock are represented, and its resolutions shall be valid if they are passed by majority vote of those present.

TWENTY-THIRD. If the Ordinary Stockholders’ Meeting could not be held on the set date, a second notice shall be published stating such circumstance and setting a new date, at least seven (7) calendar days after the date set for the first call, and the meeting shall pass resolutions on the items included in the agenda, by majority vote, regardless of the number of ordinary shares represented therein.

TWENTY FOURTH. The Extraordinary Stockholders’ Meetings held at first summons, for the purpose of discussing issues where Series “L” shares have no voting power, shall be considered legally called to order if at least three quarters of the common shares with voting power on the issues to be debated, of those into which the capital stock is divided, is represented and their resolutions shall be passed if adopted by at least the majority of common shares with voting rights, of the total shares into which the capital stock is divided.

The Extraordinary Stockholders’ Meetings summoned to discuss any of the issues on which Series “L” shares are entitled to vote, shall be considered legally called to order if, at least, three fourths (3/4) of the capital stock are represented and their resolutions shall be adopted by the vote of the shares representing the majority of said capital stock.

In Extraordinary Stockholders’ Meetings subsequently summoned to resolve issues on which Series “L” shares have no voting rights, shall be considered legally called to order if, at least, the majority of the common shares with voting rights on the issues for which it was summoned is represented, and their resolutions shall be valid if adopted at least by the number of common shares representing the majority capital stock with voting rights on the issues for which it was summoned.

In subsequent summons for Extraordinary Stockholders’ Meetings, called to solve issues in which the Series “L” shares have voting rights, these shall be legally called to order if at least the majority of the capital stock is represented and their resolutions shall be valid if adopted at least by the number of shares representing the aforementioned number of shares into which the capital stock is divided.

For the resolutions adopted at the Extraordinary Stockholders’ Meetings held as a result of first or subsequent summons to discuss any issue in which Series “L” shares have voting rights to be legally valid, besides all other requirements established in the paragraphs herein above, it shall be necessary that they be adopted by the majority of the common Series “AA” and “A” shares into which the capital stock is divided.

For Extraordinary and also for Special Stockholders’ Meetings, if the Stockholders’ Meeting cannot be held on the day set therefor, a second summons shall be made pursuant to the terms and conditions established in Clause Twenty third (23) of these Bylaws.

Pursuant to the terms and conditions under the last paragraph of Article 54 of the Securities Market Law, the shares with limited or restricted vote will only be counted to legally hold the Stockholders’ Meetings to which their holders should be summoned in order to exercise their voting rights.

The stockholders with voting rights, even if the rights are limited or restricted, and individually or jointly hold at least 20% (twenty per cent) of the capital stock, may legally challenge the resolutions of the General Stockholders’ Meetings, on which they have voting rights, and the percentage referred to under Article 201 of the General Corporations Law shall not be applicable. Except for the percentage mentioned herein above, in all cases the requirements under Articles 201 and 202 of the General Corporations Law shall be met in order to exercise the opposition right referred to herein above.

TWENTY-FIFTH. For the stockholders to be entitled to attend the Meetings and to vote thereat, they must deposit their share certificates or provisional certificates, as the case may be, with the Secretary of the Corporation, at least one (1) day prior to the Meeting and obtain the necessary admission card. They may also deposit their share certificates at a Mexican or foreign credit institution or at a Mexican brokerage house and, in this event, to obtain the admission card, they must submit to the Secretary of the Corporation a certificate from such institution evidencing the deposit of the share certificates and the obligation of the credit institution, brokerage house, or deposit institution to keep the certificates on deposit until the Board of Directors Secretary informs them that the Meeting has been adjourned. The Secretary of the Corporate shall give the stockholders an admission card stating the name of the shareholder, the number of shares deposited and the number of votes to which he or she is entitled by virtue of such shares.

TWENTY-SIXTH. The stockholders may be represented at the Stockholders’ Meetings by attorneys-in-fact appointed through a proxy letter, and it is understood that Directors of the Board of Directors or the Chief Executive Officer of the Corporation may not exercise said orders.

In addition to the above, the shareholders may be represented at the Stockholders’ Meetings, by individuals that accredit their legal status with powers of attorney forms prepared by the Corporation and that it makes available to them through the securities market intermediaries or at the Corporation itself, at least fifteen (15) calendar days in advance to the Stockholders’ Meeting. These forms shall at least meet the following requirements: a) State in a prominent manner the name of the Corporation, and also the respective Agenda, and b) Have space for the instructions given by the grantor in order to exercise the power of attorney.

The Secretary of the Board of Directors of the Corporation shall be bound to ascertain compliance with the provisions stated herein above complied with and to report the results thereof to the Stockholders’ Meeting, and this shall be stated in the corresponding minutes.

The directors of the Board of Directors, the Chief Executive Officer and the individual appointed by the firm that provides the External Audit services, may attend the Stockholders’ Meetings of the Corporation.

TWENTY-SEVENTH. The Stockholders’ Meeting shall be chaired by the Chairman or Co-Chairman of the Board of Directors and, in their absence, indistinctly by one of the Vice-Chairmen and in the absence of both, by any of the Mexican Directors present and, in their absence, by the person appointed by the stockholders present or represented at the Stockholders’ Meeting. The Secretary of the Board of Directors or the Alternate Secretary shall act as such and, in their absence, the person appointed by the acting Chairman.

TWENTY-EIGHTH. At the beginning of the Stockholders’ Meeting, whomever chairs it shall appoint two tellers to count the shares represented thereat. These tellers shall prepare a roster with the names of the stockholders attending or represented and the number of the shares deposited by each of them in order to attend the Meeting.

TWENTY-NINTH. If at a legally convened Meeting there is not sufficient time to discuss all the matters for which it was called, it may be adjourned and continued during the following days without the need of a new notice, provided it is so resolved by the number of votes required to validly pass resolutions at that meeting.

Resolutions passed at the adjourned meeting shall be valid if approved by the number of votes required by these Bylaws for such purposes.

The stockholders who own the shares with voting rights, even if limited or restricted, and which individually or jointly hold 10% (ten per cent) of the capital stock of the Corporation, shall have the right to request that the voting on any issue on which they feel they are not well informed, be postponed only once, for three calendar days and without the need to summon another meeting; the percentage applicable mentioned under Article 199 of the General Corporations’ Law shall not be applicable thereto.

THIRTIETH. Minutes of the Meeting shall be drawn up after each Stockholders’ Meeting, and they shall record the resolutions adopted and shall be posted in the corresponding minutes book which shall be signed at least by the Chairman and by the Secretary of the Stockholders’ Meeting, for all the corresponding purposes.

ON THE CORPORATION’S MANAGEMENT

THIRTY FIRST. The Corporation shall entrust its management to a Board of Directors and a Chief Executive Officer who will perform their corresponding legal and statutory functions.

The Board of Directors of the Corporation shall be integrated by a maximum of 21 (twenty one) Directors, as may be determined by the Ordinary Stockholders’ Meeting, of which, at least 25% (twenty five per cent) shall be independent pursuant to provisions under Articles 24 and 26 of the Securities Market Law.

The selection and qualification of Independent Directors shall comply with Article 26 of the Securities Market Law. The Independent Directors that during their tenure stop having those qualifications, shall inform the Board of Directors no later than the following Board Meeting.

For each Director appointed an Alternate Director may be appointed, and it is understood that the Alternate Directors of the Independent Directors shall have the same qualifications. The majority of the members and alternate members of the Board of Directors shall, at all times, be Mexican nationals and be appointed by Mexican stockholders. The directors and alternate directors shall be appointed by majority vote of the common “AA” and “A” Series shares into which the capital stock is divided and two directors and the remaining alternate directors, by majority vote of the “L” Series shares of the capital stock.

The members of the Board of Directors need not be stockholders and shall meet the requirements provided for under the Securities Market Law. Pursuant to the terms of Section I of Article 50 of the Securities Market Law, the stockholders of the shares with voting rights, including limited or restricted, which individually or jointly own ten per cent (10%) of the capital stock of the Corporation shall have the right to appoint and revoke in a General Stockholders’ Meeting a director of the Board of Directors.

The stockholder or stockholders that exercise the right to appoint a director of the Board of Directors pursuant to the terms set in the paragraph herein above, may no longer exercise their voting right to appoint Directors and their corresponding alternate directors that have to be appointed by the majority; and majority shall only have the right to appoint the number of missing Directors that it has the right to appoint. The appointment of a Director appointed by the minority, may only be revoked by the other stockholders when in turn the appointment of all the other Directors is revoked, in which case, the directors revoked may not be appointed as such during the following twelve months as of the date in which they were revoked.

The Directors shall be appointed for one year and shall continue to perform their duties, even after the term for which they have been appointed has ended, or because they have resigned to their position, up to a thirty (30) calendar day term, if the substitute has not yet been appointed or if the substitute has not yet taken office, and they shall not be bound to provisions under Article 154 of the General Corporations Law.

Directors may be reelected and shall receive the remuneration set by the General Stockholders’ Meeting.

The Board of Directors may appoint provisional Directors, without the intervention of the Stockholders’ Meeting, when one of the assumptions set in the paragraph herein above or in Article 155 of the General Corporations Law is updated. The Corporation’s Stockholders’ Meeting shall ratify those appointments or shall appoint the alternate Directors in the Stockholders’ Meeting following that event, respecting at all times the minorities’ rights under the provisions of Article 50, Section I of the Securities Market Law.

THIRTY-SECOND. Neither the members of the Board of Directors nor the Alternate Directors, nor the members of the Executive Committee or any other Committee members, nor the administrators and managers, as the case may be, shall submit a bond to guarantee their compliance with the inherent responsibilities in performing their duties, except if the entity that appointed them establishes this obligation.

The stockholders that individually or jointly own voting rights shares, including limited or restricted, that represent five per cent (5%) or more of the capital stock, may exercise the liability option set under Article 38 of the Securities Market Law, derived from the acts referred to under Article 38 of the Securities Market Law, derived from the acts referred to under Chapter II of Title II, of the aforementioned law.

Pursuant to the terms of the Securities Market Law, the liability lies in indemnifying for damages and losses caused to the Corporation or to the corporations controlled by it or on which it has significant influence, due to lack of diligence of the Directors of the Board of Directors, of the Secretary or Alternate Secretary of that entity of the Corporation derived from the acts carried out or the decisions adopted by the Board of Directors or of those that are not made because this organism cannot meet legally and in general terms due to lack of diligence, in no event, may exceed in one or more occasions and for each fiscal year, the amount equivalent to the total net fees that those Board directors and officers have received as such from the Corporation, and, as the case may be, from the corporations that it controls or those corporations in which it has significant influence, in the twelve months before the fault in question. It is understood that the above refers to the limitation to the indemnity amount contained in this paragraph, and it shall not be applicable in the case of fraud or bad faith actions, or of illegal acts pursuant to the Securities Market Law or other laws.

In any event the Corporation shall indemnify and hold harmless the Directors, the Secretary, the Alternate Secretary, of that Board of Directors and the relevant executives, of any and all liabilities they incur before third parties in the due performance of their function and shall cover the indemnity amount for the damages caused to third parties, by their actions, except for fraud or acts of bad faith, or illegal acts pursuant to the Securities Market Law and other laws.

THIRTY THIRD. The Board of Directors shall meet at least four times during each fiscal year in Mexico City or in another place in the Mexican Republic determined therefor, and on the dates set for that purpose by the Board of Directors. The Chairman or Co-Chairman of the Board, or its Secretary or Alternate Secretary of that collegiate body shall summon the Directors of the Board to said meetings.

In addition to the regular meetings mentioned herein above, the Board may hold extraordinary meetings. In any event the Chairman of the Board of Directors or the Chairman or Chairmen of the Committee or Committees that carry out the Corporation’s corporate and audit functions, and also 25% of the Corporation’s Directors may call a Board Meeting and include in the items under the Agenda those issues they deem pertinent. This summons shall be made to its members using any written mean at least five (5) days in advance, and it can be done through the Secretary or the Alternate Secretary of the Board of Directors.

The Corporation’s external auditor may be summoned to the Board of Directors’ Meetings, as a guest with voice by no vote and he shall abstain from being present during those items in the Agenda where he could have a conflict of interest or may compromise his independence.

The Board of Directors’ Meetings shall be chaired, indistinctly, by the Chairman or the Co-Chairman of the Board of Directors, and if they are absent, indistinctly by one of the Vice-Chairmen, and if they are absent by any of the Mexican Directors appointed by the Directors attending the meeting in question. The Secretary and the Alternate Secretary of the Board shall act as such and if they are absent, the person appointed by the Directors.

The summons to the Board of Directors’ meetings shall include the agenda the meeting shall strictly follow. The Board of Directors shall act validly provided the majority of its members are present and provided that the majority of attendees are Mexican, and their resolutions shall be valid if adopted by majority of votes of the Directors attending the meeting. In case of a tie, the Chairman of the Board of Directors shall have a deciding vote.

It is expressly established that one of the powers of the Board of Directors is to contract any and all kinds of debt, in any market in Mexico or abroad.

In order to solve any issues relating to items (1) through (12) of Clause Fortieth (40th), the Board of Directors shall previously consult with the Executive Committee. Therefor, the Executive Committee shall be bound to send its recommendations in a period not in excess of ten (10) calendar days counted from the day the Board of Directors, the Chairman or co-Chairman of the Board of Directors or the CEO of the Corporation made the requirement. If the Executive Committee does not send its recommendations within the term established or if the members of the Committee do not reach an agreement in a properly called Committee meeting, then the Board of Directors shall settle all issues, even if there is no recommendation from the Executive Committee.

Notwithstanding the above, if the majority of the members of the Board of Directors or a member of one of the Corporation entities, including the CEO, determines in good faith that the matter being reviewed by the Executive Committee cannot wait to be reviewed and studied until the next meeting because time is of essence, then this specific issue may be resolved by the Board of Directors and/or a member of one of the Corporation’s entities including the CEO, without the Executive Committee’s recommendation.

THIRTY-FOURTH. After every Board of Directors’ meeting, the corresponding minutes of said meeting shall be drawn up, stating the resolutions adopted. Those minutes shall be recorded in the corresponding minute book and shall be signed by the Chairman and Secretary of the meeting in question, for all corresponding purposes.

In accordance with the last paragraph of Article 143 of the General Corporations Law, the Board of Directors may validly adopt resolutions and it is not necessary for its directors to meet personally in an official meeting; the Executive Committee can act likewise. The resolutions adopted off Meetings, shall be approved, in all cases, by the favorable vote of all the members of that Board or, in case of temporary or definitive absence or disability of one director, with the favorable vote of the corresponding alternate member, in accordance with the following provisions:

I. The Chairman or the Co-Chairman or one of the Vice-Chairmen, of their own initiative or at the request of any two directors of the Board of Directors or the Executive Committee, shall inform all the corresponding members, or as the case may be, the corresponding alternate members of the entity in question, verbally or in writing and using the way they may deem convenient, of the resolutions to be adopted off the meeting and reasons that justify this procedure. Also, the Chairman or Co-Chairman shall provide all of them, at their request, all the documents and clarifications required thereto. The Chairman or Co-Chairman or any Vice-Chairman may request the help of one or more members of the Board of Directors or the Executive Committee selected by him, or of the Secretary or the Alternate Secretary in order to make the communications mentioned herein above.

II. If all the Board of Directors or the Executive Committee members, or as the case may be, the Alternate members whose vote is required, verbally express to the Chairman, the co-Chairman or the members assisting him, their consent with the agreements or resolutions submitted to their consideration, shall confirm their consent in writing no later than two (2) working days after the date in which they stated the above, in the way established in the following Section III. The written confirmation shall be sent to the Chairman or the Co-Chairman or to the Secretary or the Alternate Secretary by mail, telex, telefax, telegram or courier, or by any other means that guarantees that it be received no later than two working days later.

III. For the purposes under Section II above, the Chairman or Co-Chairman shall send in writing to each one of the members of the entity in question, whether directly or through the persons assisting them, an official draft of the minutes of the agreements or resolutions to be adopted off-Meeting and all other documents deemed necessary, so that, as the case may be, after the required amendments are made, the draft of the minutes in question is returned to the Chairman or Co-chairman or the Secretary or Alternate Secretary, duly signed in conformity at the end of the document, by each one of the Board of Directors or Executive Committee Members, as the case may be.

IV. Once the Chairman or Co-chairman, the Secretary or the Alternate Secretary receive confirmations in writing from all the members of the entity in question, they shall immediately register the approved minutes in the corresponding Minute Book, which shall include all the resolutions adopted and which shall be legalized by the signature of the Chairman and the Secretary. The date of the aforementioned minutes shall be the date in which verbal or written consent was obtained from all the members in question, even if at that time all the written confirmations have not yet been received, and which once received shall be integrated into a file to be opened and kept therefor by the Corporation.

ON THE BOARD OF DIRECTORS POWERS

THIRTY-FIFTH. In the first meeting held after the Stockholders’ Meeting that appointed its members is held, or in any other meeting held, shall appoint a Chairman from its members, and shall also appoint a Secretary; It may appoint, if deemed pertinent, a Co-Chairman, one or several Vice-Chairmen, a Treasurer an Alternate Treasurer and an Alternate Secretary and also other members of the Board of Directors that this body deems necessary, including any honorary or for life appointments, assuming the Chairman, and as the case may be, the Co-Chairman and the Vice-Chairman or Vice-Chairmen should be members of the Board of Directors and the Secretary, the Treasurer, the Alternate Secretary and the Alternate Treasurer are not part of that body. The members of the Board of Directors will hold office until their successors have been elected and take office and perform the functions inherent to the corresponding positions. Any officer may be removed from office without stating the cause via resolution of the Board of Directors. The Co-Chairman, if any, may cover temporary or definitive absence of the Chairman, and if there is no Co-Chairman, they shall indistinctly be covered by one of the Vice-Chairmen if any. All the above notwithstanding that the Board of Directors may appoint at any time, from one of the Directors appointed by at least the majority of the common shares, the Mexican Director to temporarily or definitively substitute the Chairman. If a Co-Chairman is appointed and is definitively absent from the meetings, the person who at the proper time and manner is appointed by the Board of Directors shall fill the position. Temporary of definitive absence of the Treasurer and Secretary will be covered, respectively, by the Alternate Treasurer and Alternate Secretary, if any, and if there are none, or if they are absent by the persons appointed by the Board of Directors. The Board may also create committees or special commissions additional to those contemplated under the Securities Market Law and these Bylaws, setting their powers and their obligations and remunerations which as the case may be, are received by their members. The Directors, Alternate Directors, Chairman and Co-Chairmen of the Board of Directors, the Vice-Chairmen, the Treasurer, the Secretary, the Alternate Secretary and all other officers of this body which may have been appointed, as the case may be, by the mere fact of their appointment shall not have the power to give a testimony in a civil action, and therefore they shall be impaired to absolve positions in representation of the Corporation in any and all trials or proceedings of which it is a part. This power shall exclusively correspond to the attorneys-in- fact of the Corporation to whom this power was expressly given.

Pursuant to the terms under Article 28 of the Securities Market Law, the Board of Directors shall be in charge of the following matters:

I. Establish the general strategies to manage the Corporation’s business and that of the corporations it controls.

II. Oversee the management and steering of the Corporation and the corporations controlled by it, considering the relevant of the latter in the financial, administrative and legal situation of the Corporation and also the performance of the relevant executives.

III. Approve, with the prior opinion of the corresponding competent Committee:

a) The policies and guidelines for the use and use of the goods forming the Corporation’s patrimony and also that of the corporations it controls by the related parties.

b) The operations, individually with each of the related parties, it intends to carry out with the Corporation or corporations it controls.

The operations herein below shall not require approval of the Board of Directors, provided they comply with the policies and guidelines approved therefor by the Board of Directors:

1. The operations that based on the corresponding amount, lack relevance for the Corporation or the corporations it controls.

2. The operations carried out between the Corporation and the corporations it controls or on which it has significant influence or amongst any of them, provided that:

i) They are normal or usual for the business.

ii) Are considered to have been made at market prices or supported on valuations made by expert external agents.

3. The operations made with employees, provided they are carried out under the same conditions, as would be done with any other customer or as a result of fringe benefits of a general nature.

c) The transactions that are simultaneously or consecutively carried out, or that due to their characteristics may be considered to be a single operation or that are deemed to be a single operation and that can be carried out by the Corporation or corporations it controls, during a fiscal year, when they are unusual or non recurrent, or its amount represents, based on the corresponding figures as of the closing of the immediately prior quarter in any of the following assumptions:

1. The acquisition or transfer of goods with equal or higher than 5% (five per cent) value of the consolidated assets of the Corporation.

2. The granting of security or assumption of liabilities for a total amount equal or higher than 5% (five per cent) of the consolidated assets of the Corporation.

Investments in debt securities or in banking instruments are exempt, provided they are carried out in accordance with the corresponding policies approved by the Board of Directors.

d) The appointment, election and, as the case may be, dismissal of the Chief Executive Officer of the Corporation and its integral salary, as well as the policies for the appointment and integral salary of the other relevant officers.

e) The policies to grant mutual, loans or any kind of credits or collaterals to the related parties.

f) The waivers for a Board of Directors, relevant officer or person with command power, to benefit from the business opportunities himself or by third parties, which correspond to the Corporation or corporations controlled by it or on which it has significant influence. The waivers for transactions for which the amount is less than the one set in paragraph c) of this Clause, may be delegated in one of the Corporation’s Committees in charge of the audit or Corporation’s functions.

g) The guidelines on the internal control and internal audit of the Corporation and the corporations it controls.

h) The Corporation’s accounting policies, adjusting to the accounting principles recognized or acknowledge by the National Banking and Securities Commission by general provisions.

i) The Corporation’s financial statements.

j) The contracting of the corporation that provides the External Audit services, and as the case may be, of additional or supplementary services to External Audit services.

If the decisions of the Board of Directors are not in agreement with the opinion of the corresponding Committee, this Committee should order the Chief Executive Officer to disclose this circumstance to the investing public, through the stock exchange in which the shares of the Corporation or the credit titles that represent them are traded, abiding by the terms and conditions this stock exchange sets in its internal regulations.

IV. Submit the following to the General Stockholders’ Meeting held due to the closing of the fiscal year:

a) The reports referred to under Article 43 of the Securities Market Law.

b) The report prepared by the Chief Executive Office pursuant to provisions under Article 44, Section XI of the aforementioned Securities Market Law, together with the External Auditor’s opinion.

c) The Board of Directors’ opinion on the content of the Chief Executive Officer’s report, mentioned in the paragraph herein above.

d) The report to which Article 172, paragraph b) of the General Corporations Law refers including the main accounting and information policies and criteria followed to prepare the financial information.

e) The report on operations and activities in which it participated pursuant to provisions under the Securities Market Law.

V. Follow-up on the main risks to which the Corporation and the corporations it controls are exposed, identifying them based on the information presented by the Committees, the Chief Executive Officer and the firm that provides the External Audit Services, and also the accounting, internal control and internal audit, recording, filing of information systems which can be carried out through the Committee exercising these audit functions.

VI. Approve the information and communication policies with the stockholders and the market and also with Directors and relevant directors, in order to comply with provisions under the Securities Market Law.

VII. Determine the corresponding actions in order to remedy any irregularities it knows about and implement the corresponding corrective measures.

VIII. Grant powers to the Chief Executive Officer and set the terms and conditions he shall comply with in exercising the powers on acts of ownership.

IX. Order the Chief Executive Officer to disclose to the public the relevant events he knows about. The above, notwithstanding the Chief Executive Officer’s obligation referred to in Article 44, Section V of the Securities Market Law.

X. All others established by the Securities Market Law or foreseen in these bylaws or those that are assigned to it by the Corporation’s General Stockholders’ Meeting.

The Board of Directors shall be responsible for overseeing compliance with the resolutions adopted at the Stockholders’ Meetings, and it may do so through the Committee exercising the audit functions.

THIRTY SIXTH. The Board of Directors shall have the broadest powers for the good management of the Corporation’s businesses, and a very broad power for suits and collections, to manage assets and to exercise acts of ownership, without limitations, namely, with all the general and special powers that require a special clause in accordance with the law, pursuant to the first three (3) paragraphs of Article two thousand five hundred and fifty four of the Federal District Civil Code, and the corresponding Articles of the Federal Civil Code and of the corresponding Civil Codes of all the States in the Mexican Republic; including the powers listed in Article two thousand five hundred and eighty seven of the same ruling and the corresponding Articles. Without limitations, the following powers are expressly given to it:

I.	Represent the Corporation before all kinds of Federal, State or Local authorities; represent the Corporation before all kinds of national or foreign individuals or corporations; represent the Corporation before Federal or Local Conciliation Boards and Federal or Local Conciliation and Arbitrage Boards, with express powers for all issues under Sections II and III of Article 692 of the Federal Labor Law, in accordance with Articles 786 and 876 of the same Law; and therefore it is expressly empowered to absolve and articulate positions in the name and on behalf of the Corporation, conciliate, agree upon, establish conventions and file claims and lawsuits, file and drop all kinds of trials and remedies, even the “amparo” (constitutional relief) trial, and represent the Corporation before all kinds of judicial, administrative or any other authority that may engage in hearing labor disputes; file “amparo” lawsuits and, as the case may be, drop the cases, file claims and as the case may be, grant pardon; file claims and become assistants of the Attorney’s Office, relinquish, agree upon, bind in arbitrage, absolve and articulate positions; recuse and receive payments.

II.	Grant, subscribe, endorse, protest and guarantee all kinds of credit instruments.

III.	Appoint the officers, employees, managers and proxies of the Corporation as determined by the Board of Directors, to whom it shall assign their duties, obligations and remuneration.

IV.	Establish or close offices, branch offices or agencies.

V.	Acquire shares, equity interests and securities issued by third parties and exercise preferential rights on those shares or equity interests of other corporations.

VI.	Enter, amend, terminate and rescind contracts.

VII.	in the Corporation’s name accept mandates from Mexican or foreign individuals or corporations.

VIII.	Open bank accounts and withdraw deposits from them and appoint the persons authorized to use the corporate signature, to deposit in those bank accounts and withdraw deposits from them, pursuant to limitations set by the Board of Directors.

IX.	Create real and property guarantees and fiduciary forfeiture to guarantee corporate liabilities and become a joint and several debtor and guarantor and in general terms, bound to comply with third parties’ liabilities and establish real property guarantees and fiduciary forfeiture to assure compliance with these liabilities.

X.	Award, substitute, and delegate general and special powers for all acts of ownership, which shall be granted to be exercised jointly by at least two individuals and award, substitute, and delegate general and special powers for acts of administration and for claims and collections, to be exercised jointly or separately, as determined by the Board of Directors, and revoke powers; provided the Board of Directors is not entirely substituted in its functions; and the Board may in turn entirely or partially transmit to the third parties to whom it grants them, the powers to award, substitute, and delegate the powers included in this paragraph, under the form and terms it may deem convenient, provided that this does not entirely substitute the Board in its functions.

XI.	Grant powers to award, subscribe, endorse and guarantee all kinds of credit instruments, with the understanding that the power to endorse credit instruments shall always be granted in order to be exercised jointly by at least two persons.

XII.	Summon Stockholders’ Meetings.

XIII.	Enter any and all legal acts and adopt any and all resolutions that may be necessary or convenient to attain the social purpose.

ON THE CHAIRMAN, CO-CHAIRMAN AND VICE-CHAIRMEN

THIRTY SEVENTH. The Chairman of the Board of Directors shall be appointed from amongst the Mexican Directors appointed by at least the majority of the common shares, and will enjoy the powers granted to him by the Board of Directors or by the Stockholders’ Meeting of the Corporation, the Bylaws and the Law, and without limitations, will chair the Stockholders’ and Board of Directors’ Meetings, shall be the Board of Directors’ representative, and shall sign jointly at least with the Secretary the Stockholders’ Meetings and Board of Directors minutes he chairs. The Chairman of the Board will have a deciding vote when there is a tie. The Co-Chairman shall be appointed from amongst the Mexican Directors appointed at least by the majority of the common shares, and shall have the same powers as the Chairman, except for those powers that the Board of Directors or the Corporation’s Stockholders’ Meeting, these Bylaws or the Law, reserve for the Chairman; and in the event of temporary or definitive absence of the Chairman of the Board shall substitute him, pursuant to the terms established under Clause Thirty Fifth of these bylaws. The Vice-Chairman or Vice-Chairmen shall be appointed from amongst the Mexican Directors appointed by at least the majority of the common shares. If the Chairman of the Board is temporarily or definitively absent, and if no Co-Chairman has been appointed, the functions of the former shall be performed with the same powers, indistinctly by one of the Vice-Chairmen in the order and pursuant to the terms established in these Bylaws.

ON THE SECRETARY OF THE BOARD OF DIRECTORS

AND THE TREASURER

THIRTY EIGHTH. The Secretary shall have the powers given to him by the Board of Directors or the Corporation’s Stockholders’ Meeting, these Bylaws and the Law and without limitations, he will ensure that the Minute Books are well done, in one of which all the Stockholders’ Meetings minutes shall be recorded and in the other one the Board of Directors’ Meetings’ minutes, and shall sign together with at least the Chairman, the corresponding Stockholders’ Meetings’ minutes and the Board of Directors Meetings’ minutes in which he acted as Secretary. If he is absent, the Alternate Secretary, if any, shall take his place, and in his absence the person appointed by the Chairman in office.

The Treasurer shall have the attributions given to him by the Board of Directors and the Alternate Treasurer may substitute him in case he is absent, and if the Alternate Treasurer is absent, the person appointed by the Board of Directors.

ON THE CHIEF EXECUTIVE OFFICER

THIRTY NINE. The management, leading and execution of the business function of the Corporation and the corporations it controls, shall be the Chief Executive Officer’s responsibilities, pursuant to Article 44 of the Securities Market Law, abiding therefor, to the strategies, policies and guidelines approved by the Board of Directors.

The Board of Directors shall grant the Chief Executive Officer the necessary or convenient powers to comply with his functions, and shall set the terms and conditions to which he will abide.

Notwithstanding what has been previously mentioned, the Chief Executive Officer shall:

I.	Submit to the approval of the Board of Directors the business strategies of the Corporation and corporations it controls, based on the information provided by the latter.

II.	Comply with the resolutions of the Stockholders’ and Board of Directors’ Meetings, pursuant to the instructions that, as the case may be, are given by the Stockholders’ Meetings and the aforementioned Board of Directors.

III.	Propose to the Committee to carry out the audit functions, the internal control and internal audit systems’ guidelines and the corporations it controls, and also to execute the guidelines approved therefor by the aforementioned Corporation’s Board of Directors.

IV.	Subscribe the Corporation’s relevant information, together with the relevant officers in charge of preparing them, in their area of competence.

V.	Disclose the relevant information and events that have to be disclosed to the public, abiding therefor to provisions under the Securities Market Law.

VI.	Comply with the provisions on entering operations of acquisition and placement of the Corporation’s own shares.

VII.	Exercise personally or through an empowered delegate, in his area of competence or in accordance with instructions received from the Board of Directors, the corrective actions and of responsibility that may apply.

VIII.	Verify that the capital contributions made by the partners are carried out.

IX.	Comply with the legal and statutory requirements set on the dividends paid to the Stockholders.

X.	Guarantee that the accounting, recording, filing and information systems of the Corporation are maintained.

XI.	Prepare and present to the Board of Directors the report referred to in Article 172 of the General Corporations Law, except for provisions under paragraph b) of the same Article.

XII.	Set the mechanisms and internal controls that allow verification that the acts and operation of the Corporation and corporations controlled by it, have complied with the applicable rulings and also follow up on the results of those mechanisms and internal control and take the necessary measures, as the case may be.

XIII.	Exercise acts of responsibility referred to by the Securities Market Law, and against related or third parties that supposedly could have damaged the Corporations or the corporations it controls or those in which it has significant influence, except if by decision of the Corporation’s Board of Directors and prior opinion of the Committee in charge of the audit functions, the damage caused is not relevant.

XIV.	Exercise the other functions set by the Securities Market Law or foreseen in these Bylaws or entrusted by the Stockholders’ Meetings or the Corporation’s Board of Directors in accordance with the functions assigned to it by that law.

ON THE EXECUTIVE COMMITTEE

FORTIETH. The Stockholders’ Meeting, through the favorable vote of the majority of the common shares representing the capital stock, shall appoint from amongst the members of the Board of Directors, the Executive Committee which shall be integrated by the number of members, and as the case may be, alternate members determined by the Stockholders’ Meeting. The majority of the members of the Executive Committee shall be of Mexican nationality and shall be appointed by the Mexican stockholders by the favorable vote of the majority of the common shares representing the capital stock.

The Executive Committee is a delegate organ of the Board of Directors and shall have the powers established in Clause thirty-sixth of these Bylaws, with the exception of the one included in paragraph XII of that Clause, in that the powers granted to the Executive Committee shall not include those solely reserved by the Law or the Bylaws to another body in the Corporation. The Executive Committee may not delegate all its powers to one or more proxies or delegates. Subject to these bylaws, the Executive Committee shall specifically examine initially and approve, or as the case may be, submit to the Board of Directors for its approval, recommendations on the following issues:

1.	All amendments, changes or other modifications or integral reform to these Bylaws;

2.	The issuance, authorization, cancellation, alteration, modification, reclassification, amortization or any change to or related to any security representing the capital stock of the Corporation or any of its Subsidiaries;

3.	The sale or other dispositions (except for inventories, obsolete assets or transfers in the ordinary course of business of the Corporation or of any subsidiary) of, or levying a lien (except for the liens resulting from the law) in, all assets of the Corporation or its Subsidiaries with a value in excess of the equivalent in Mexican pesos of $300 (three hundred) million U. S. Dollars, currency of legal tender in the United States of America;

4.	To begin a new line of business, or purchase an equity interest in another person or corporation by the Corporation, or its Subsidiaries for or in excess of the equivalent in Mexican pesos of $100 (one hundred) million U.S. Dollars, currency of legal tender in the United States of America;

5.	Discussion of the capital expenditures annual budget;

6.	Revision and consideration of all transactions related to additional net debt, loans or credits obtained by the Corporation or its subsidiaries, new, in excess of the equivalent in Mexican pesos of $300 (three hundred) million U. S. Dollars, currency of legal tender in the United States of America or a new rollover credit facility for the Corporation or any of its Subsidiaries, allowing an aggregate loan amount in one single occasion in excess of the equivalent in Mexican pesos of $300 (three hundred) million U. S. Dollars, currency of legal tender in the United States of America;

7.	Discussion of the business plan or the annual budget;

8.	Revision and consideration of the Corporation’s Chief Executive Officer;

9.	Merger, consolidation or any other similar transaction that affects the Corporation or its Subsidiaries;

10.	Enter contracts or transactions, in or for the direct benefit of a Series “AA” stockholder or its affiliates, even if that transaction is not contemplated within the policies adopted by the Executive Committee;

11.	Discussion of the Corporation’s policy on dividends; and

12.	The assignment of important trade names and significant brands or the good will associated to them.

The Board of Directors or the Executive Committee may, indistinctly, solve the issues herein above.

The Executive Committee shall validly operate provided the majority of its members concur and provided the majority of members appointed by Mexican stockholders are present, and their resolutions shall be valid if adopted by majority of votes of those attending the meeting. The members of the Executive Committee shall make their best effort to reach common positions in the issues submitted to them.

In case of a tie, the Chairman of the Committee shall have a deciding vote.

The Executive Committee shall meet as frequently as needed in order to be permanently involved in the issues of its competence. In any event, the Committee shall meet when it is deemed necessary but at least before each Board of Directors Meeting. Its members shall be summoned at least five (5) calendar days in advance (through telefax and courier) and it is understood that a shorter period of time may be used or this requirement may be omitted if approved by all the Executive Committee members. The summons shall contain, amongst other things, an agenda stating in detail all the issues to be discussed at the meeting and shall be accompanied by copies of the relevant documents to be discussed at the Meeting. If an Executive Committee Meeting is called and an issue not included in the summons or on which no relevant documents were delivered to the members of the Executive Committee is discussed and no unanimous resolution is reached, then the discussion of the item shall be deferred to the following regular Executive Committee Meeting, or until it is unanimously resolved or the requirements mentioned are corrected.

Notwithstanding the above, if the majority of the Executive Committee members in good faith determine that the subject to be reviewed by the Executive Committee cannot wait to be reviewed and considered until the next regular Executive Committee Meeting, because time is essential, then this issue in particular may be solved by simple majority of those present and shall be discussed with all the Committee members before a resolution is adopted and the perspective of each Committee member shall be reflected in the minutes of the following regular Committee Meeting.

The Executive Committee shall create its own work regulations, based on these Bylaws, and it shall be submitted for approval to the Board of Directors.

The Executive Committee shall inform the Board of Directors how it has exercised its powers, in the meetings it holds.

ON THE SURVEILLANCE OF THE CORPORATION AND OF THE COMMITTEE

OR COMMITTEES WITH CORPORATE AND AUDIT FUNCTIONS.

FORTY-FIRST. The management, steering and execution of the Corporation’s functions and for corporations it controls, considering how relevant the latter may be in the financial, administrative and legal situation of the former, shall be carried by the Board of Directors through the Committees it creates to carry out the activities on Corporate and audit practice issues, and also by the firm doing the External Audit of the Corporation, each one within the area of its own competence, pursuant to provisions under the Securities Market Law.

Pursuant to provisions under Article 41 of the Securities Market Law, the Corporation is not bound to provisions under Article 91, Section V, of the General Corporations Law, nor by Articles 164 through 171 and 172, last paragraph, 173 and 176 of the latter Law, and therefore, in a general manner, the Corporation shall not have one or several Statutory Examiners, nor shall the legal provisions on the appointment or performance of the duties shall be applicable.

FORTY-SECOND. In performing the functions assigned to it by the Securities Market Law, the Board of Directors will have the assistance of one or more Committees established thereto. The Committee or Committees that perform the corporate or audit functions, referred to under the Securities Market Law, shall be exclusively formed by Independent Members and a minimum of three members appointed by the Board of Directors, upon that body Chairman’s proposal, and the provisions under Article 25 of the Securities Market Law will be applicable to its formation.

When due to any cause the minimum number of the Committee members that perform the audit functions is missing and the Board of Directors has not appointed provisional members pursuant to provisions under Article 24 of the Securities Market Law, any stockholder may request the Chairman of the aforementioned Board to summon, within three (3) calendar days, a General Stockholders’ Meeting for it to make the corresponding appointment. If the summons is not made in the period mentioned, any stockholder may go to the judicial authorities corresponding to the Corporation’s domicile, so that the Corporation can make the summons. If the Meeting does not meet or if it meets and it does not make the appointment, the judicial authority of the Corporation’s domicile, at the request and proposal of any stockholder, shall appoint the corresponding members, and they shall be in office until the General Stockholders’ Meeting makes the definitive appointment.

The Board of Directors, in performing its oversight activities, shall be assisted by the Committee or Committees in charge of developing its (their) activities on corporate and audit matters as foreseen by Article 42 of the Securities Market Law. The Committee or Committees mentioned may also exercise the other activities on those matters established by the Law, or foreseen in these Bylaws or entrusted to it (them) by the Board of Directors, in accordance with the functions this legal ruling assigns it (them). The Board of Directors may assign, as the case may be, additional functions on other matters to the Committees referred to under this Clause.

The chairmen of the Committees that exercise their corporate or audit functions shall be appointed and/or removed from their position exclusively by the General Stockholders’ Meeting. These chairmen may not chair the Board of Directors and they shall be selected based on their experience, their known capacity and professional prestige. In addition, they shall prepare an annual report on the activities that correspond to those bodies and submit to the Board of Directors, all this pursuant to provisions under Article 43 of the Securities Market Law.

In preparing the reports mentioned herein above, and also the opinions mentioned under Article 42 of the Securities Market Law, the Committees with corporate and audit functions shall listen to the relevant officers and, if there is a difference of opinion with the latter, they shall incorporate these differences in the aforementioned reports and opinions.

The Committees with corporate and audit functions may meet whenever they deem it convenient and they can be summoned by their Corporation Chairman, Secretary or Alternate Secretary.

To hold the ordinary and extraordinary meetings of the Committees referred to herein above, it is necessary for the majority of the members to be present and the decisions shall be adopted by the favorable vote of the majority of the members present.

ON FISCAL YEARS AND THE ANNUAL DOCUMENTATION

TO THE STOCKHOLDERS’ MEETINGS

FORTY THIRD. The fiscal years will be of twelve months and will run from January first through December thirty first of each year.

FORTY FOURTH. Pursuant to the terms under Section IV of Article 28 of the Securities Market Law, the Board of Directors shall present to the General Stockholders’ Meeting held at the closing of each fiscal year:

a) The reports of the Chairman or Chairmen of the Committees with corporate and audit functions, referred to under Article 43 of the Securities Market Law.

b) The report to be prepared by the Chief Executive Officer in accordance with Article 44, Section XI of the Securities Market Law, together with the opinion of the External Auditor.

c) The Board of Directors’ opinion on the content of the Chief Executive Officer’s report referred to in the paragraph herein above.

d) The Board of Directors’ report referred to under Article 172, paragraph b) of the General Corporations Law which includes the main accounting and information policies and criteria followed by the preparation of the financial information.

e) The report on the operations and activities in which the Board of Directors took part as foreseen under the Securities Market Law.

RESERVE FUND AND PROFITS AND LOSSES DISTRIBUTION MANNER

FORTY FIFTH. The net profits reported in the financial statements, as the case may be, after they have been approved by the Ordinary Annual Stockholders’ Meeting shall be distributed as follows:

a) In the first place, 5% (five per cent) shall be set aside for the establishment of or reestablishment of a legal reserve fund, until it represents an amount that is equal to the fifth part of the capital stock.

b) Subsequently the amount resolved by the General Stockholders’ Meeting, as the case may be, shall be set aside to create the extraordinary, special or additional funds deemed convenient.

c) The amounts agreed upon by the Stockholders’ Meeting shall be set aside to create or increase general or special reserves.

d) The remaining profits may be distributed as dividends to the stockholders, proportionate to the number of shares they own, and which form the capital stock.

Dividends shall be paid in exchange for the corresponding coupons, unless the Stockholders’ Meeting resolves on other means of verification. Dividends not collected in five years counted from the date, in which the corresponding payment is to be made, shall prescribe in favor of the Corporation.

If there are losses, these shall be borne by the Stockholders prorated to the respective number of their shares, but always limited to the Stockholders’ obligation to pay their subscription amounts, and no additional payment can be demanded from them.

ON THE CAUSES FOR DISSOLUTION

FORTY SIXTH. The Corporation shall be dissolved:

I.	By maturity of the duration term established in this deed.

II.	Impossibility to continue to carry out the main purpose of the Corporation.

III.	By resolution of the partners adopted in accordance with the articles of incorporation and the law.

IV.	Because there are less than two stockholders, that is the minimum required by law.

V.	Due to loss of two thirds (2/3) of the capital stock.

ON THE BASIS FOR LIQUIDATION

OF THE FOUNDING PARTNERS AND GENERAL PROVISIONS

FORTY-SEVENTH. Once the dissolution has been agreed upon, the Company shall be liquidated and the Extraordinary Stockholders’ Meeting, by majority vote of ordinary shares, shall appoint one or more liquidators, who shall be the Company’s representatives, and shall have the powers and obligations established under Article two hundred and forty two of the General Corporations Law. In due time, they must proceed to distribute the amounts remaining, amongst the stockholders in accordance with Articles two hundred and forty-seven and two hundred and forty-eight of the Law.

FORTY-EIGHT. The founding partners reserve no rights for them.

FORTY-NINTH. While the Corporation’s shares are registered in the National Securities Register, they shall be subject to special provisions under the Securities Market Law and on those issues not included therein, according to the General Corporations Law.

FIFTIETH. Any dispute that may arise from entering, interpreting and complying with this agreement, whereof the Corporation is a party, shall be submitted to the Federal courts of the United Mexican States.